UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Trans World Entertainment Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Wednesday, June 16, 2010, at 10:00 A.M., EDT

Place	Albany Country Club 300 Wormer Road Voorheesville, New York 12186

Items of Business	(1) To elect two Directors to serve three year terms and until their successors are chosen and qualified; and

(2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Record Date	Shareholders of record as of April 30, 2010 are eligible to vote.

Proxy Voting

A proxy and return envelope, requiring no postage if mailed in the United States, are enclosed for your convenience. Please complete and return your proxy card as promptly as possible. All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting, your vote is important. Prompt return of the proxy will assure a quorum and save the Company expense.

By order of the Board of Directors,

John J. Sullivan,
Secretary

May 19, 2010

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

PROXY STATEMENT

          This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on June 16, 2010 (the “Annual Meeting”), and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the form of proxy/voting instruction card will commence on May 19, 2010.

          As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. An electronic version of this proxy statement and the Company’s Annual Report on Form 10-K are available at HYPERLINK http:/bnymellon.mobular.net/bnymellon/TWMC http:/bnymellon.mobular.net/bnymellon/TWMC.

VOTING SECURITIES

          The Company has only one class of voting securities, its common stock, par value $.01 per share (the “Common Stock”). On April 30, 2010, the record date, 31,395,439 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting.

QUORUM AND TABULATION OF VOTES

          The By-Laws of the Company provide that a majority of the shares of our Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. An inspector from Bank of New York Mellon Shareowner Services; appointed by the Company will determine the presence of a quorum and will certify and tabulate the votes. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum. Shareholders of record who are present at the Annual Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of shareholders present at the Annual Meeting for purposes of determining whether a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals and these shareholders are in effect casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal. A broker non-vote occurs when a bank or broker holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the bank or broker does not have discretionary voting power for that particular item.

          If you are a beneficial owner and hold your shares in the name of a bank, broker or other holder of record and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals. Brokers cannot vote on their customers’ behalf on “non-routine” proposals for annual meetings held on or after January 1, 2010. Under these rules, the election of directors is considered a “non-routine” proposal. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

          Pursuant to the Company’s By-Laws, Directors of the Company will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. For the purposes of the plurality standard with respect to the proposal set forth herein as “Item 1—ELECTION OF DIRECTORS”, the following will not be votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.

          Under New York law, abstentions and broker non-votes will have no effect on the outcome of the election of Directors at the Annual Meeting. Brokers do not have discretionary authority to vote on the election of Directors. If you hold your shares through a bank or brokerage firm, your broker will not be entitled to vote your shares on the proposal set forth herein as “Item 1—ELECTION OF DIRECTORS” without your express voting instructions. As a result, if you do not vote your shares on “Item 1—ELECTION OF DIRECTORS” your shares will remain unvoted on this proposal.

          A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” (that is through a bank, broker or other nominee) you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the holder of record of such shares.

          The Company will pay the costs of soliciting, preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2009 Annual Report to Stockholders. In accordance with the regulations of the SEC, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with their forwarding of proxies and proxy solicitation materials to beneficial owners of our Common Stock as of the record date. The solicitation of proxies will be conducted primarily by mail, but may also include the Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

PRINCIPAL SHAREHOLDERS

          The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock as of April 30, 2010, the record date, are indicated below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Robert J. Higgins 38 Corporate Circle Albany, New York 12203	18,352,501	(1)	51.8%

Lloyd I. Miller, III 4550 Gordon Drive Naples, Florida 34102	6,037,596	(2)	19.2%

PNC Financial Services Group, Inc One PNC Plaza 249, Fifth Avenue Pittsburgh, PA 15222-2707	2,795,384	(3)	8.9%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,540,957	(4)	8.1%

(1)

Information is as of April 30, 2010, as provided by the holder. Includes 4,025,000 shares that may be acquired within 60 days of April 30, 2010, 50,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 817,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

(2)	Based on Form 4, filed March 23, 2010, by Lloyd Miller, III.

(3)	Based on Form 13G/A, filed February 12, 2010 by PNC Financial Services Group.

(4)	Based on Form 13G/A, filed February 8, 2010, by Dimensional Fund Advisors Inc.

          Mr. Higgins, who beneficially owns 18,352,501 shares of Common Stock as of the record date (approximately 51.8% of all outstanding shares), has advised the Company that he presently intends to vote all of his shares for the election of the nominees for Director named under “Item 1—ELECTION OF DIRECTORS.”

MATTERS TO BE PRESENTED TO THE STOCKHOLDERS
AT THE 2009 ANNUAL MEETING

Item 1. Election of Directors

          The Board of Directors (also referred to herein as the “Board”) currently intends to present to the meeting the election of two Class I Directors, each to hold office (subject to the Company’s By-Laws) until the 2013 Annual Meeting of Shareholders (the “2013 Meeting”) and until his or her respective successor has been elected and qualified Director of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting.

          If any nominee listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Nominating and Corporate Governance Committee of the Board prior to or at the Annual Meeting or if no substitute is selected prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.

          The biographies of each of the Directors contain information regarding the person’s service as a director, business, educational, and other professional experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that cause the Board to determine that the person should serve as a director for the Company. The Company believes that the backgrounds and qualifications of its Directors, considered as a group, should provide the Company and Board with diverse business and professional capabilities, along with the experience, knowledge and other abilities that will allow the Board to fulfill its responsibilities.

Nominees for Election as Directors

          Robert J. Higgins, Chairman of the Board, founded the Company in 1972, and he has participated in its operations since 1973. Mr. Higgins has served as Chairman and Chief Executive Officer of the Company for more than the past five years. He is also the Company’s principal shareholder. See “PRINCIPAL SHAREHOLDERS.” As founder and Chief Executive Officer of the Company for nearly 40 years, Mr. Higgins brings an extraordinary understanding of our company’s business, history and organization. With his day-to-day leadership and intimate knowledge of our business and operations, Mr. Higgins provides the board with invaluable insight into the operations of our company.

          Dr. Joseph G. Morone has been the President and CEO of Albany International Corp since January 2006 and President since August 2005. From August 1997 to July 2005 he was the President of Bentley College. Previously, Dr. Morone was the Dean of Rensselaer Polytechnic Institute’s Lally School of Management and Technology from July 1993 to July 1997. Prior to his appointment as dean, Dr. Morone held the Andersen Consulting Professorship of Management and was Director of the School of Management’s Center for Science and Technology Policy. Before joining the School of Management in 1988, Dr. Morone was a senior associate for the Keyworth Company, a consulting firm specializing in technology management and science policy. Dr. Morone also served in the White House Office of Science and Technology Policy and spent seven years at General Electric Company’s Corporate Research and Development. Dr. Morone also serves on the Board of Directors of Albany International Corp. Dr. Morone has executive leadership experience at public companies and academic institutions, with expertise in technology management and strategic planning.

Continuing Class II Director (terms expiring in 2011)

          Isaac Kaufman, a Certified Public Accountant, has been Chief Financial Officer and Senior Vice President of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center, since September 1998. Mr. Kaufman serves as a Director of Kindred Healthcare, Inc., which operates nursing centers and long-term acute care hospitals and Hanger Orthopedics, which operates Orthotics and Prosthesis patient care centers. Mr. Kaufman’s key experience, qualifications and skills include accounting and auditing, specifically his experience as the chairperson of the audit committees of Kindred Healthcare, Inc., and Hangar Orthopedics as well as his experience in specialty retailing. Mr. Kaufman brings over 45 years of cumulative board experience.

Continuing Class III Directors (terms expiring in 2012)

          Bryant R. Riley is founder and Chairman of B. Riley & Co., Inc.; a Southern California based brokerage firm providing research and trading ideas primarily to institutional investors. Mr. Riley is also the founder and Chairman of Riley Investment Management, LLC, an investment adviser which provides investment management services. Prior to 1997, Mr. Riley held a variety of positions in the brokerage industry, primarily as an institutional salesman and trader. From October 1993-January 1997 he was a co-head of Equity at Dabney-Resnick, Inc., a Los Angeles based brokerage firm. From 1991-1993 he was a co-founder of Huberman-Riley, a Texas based brokerage firm. Mr. Riley graduated from Lehigh University in 1989 with a B.S. in finance. He also serves on the board of directors of Aldila, Inc., Alliance Semiconductor Corporation, DDi Corp., and lcc International, Transmeta, and Silicon Storage. Mr. Riley’s tenure in investment banking and private equity, as well as his management experience and significant experience on other public company boards, brings extensive knowledge to our Board in executive management and finance matters including mergers and acquisitions, securities and debt offerings.

          Michael B. Solow is the Co-Chairman and Managing Partner of the Chicago office of Kaye Scholer LLP, an international law firm based in New York City, where he has practiced since January 2001 and is currently a member of the firm’s Executive Committee and Co-Chairman of the Corporate Restructuring Practice Group. Prior to joining Kaye Scholer LLP, Mr. Solow was a Partner and Practice Manager for the Financial Services Practice at Hopkins & Sutter, a Chicago, Illinois law firm. Mr. Solow has previously served on other corporate boards, including Camelot Music, Inc. Mr. Solow’s provides the Board with extensive legal and management experience, particularly his expertise in corporate finance and his experience in law firm management.

EQUITY OWNERSHIP BY DIRECTORS
AND EXECUTIVE OFFICERS

          The following table sets forth the beneficial ownership of Common Stock as of April 30, 2010, by each Director and Named Executive Officer of the Company and all Directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals, unless otherwise indicated therein. The Company believes that the beneficial owners have sole voting and investment power over their shares, except as otherwise stated or as to shares owned by spouses.

Name	Positions With the Company	Age	Year First Elected as Director/ Officer	Direct Ownership	Shares that may be acquired within 60 days of April 30, 2010	Total Shares Beneficially Owned		Percent of Class

Robert J. Higgins	Chairman of the Board and Chief Executive Officer	69	1973	14,327,501	4,025,000	18,352,501	(1)	51.8%
Isaac Kaufman	Director	63	1991	34,500	65,391	99,891		*
Dr. Joseph G. Morone	Director	57	1997	94,543	22,045	116,588		*
Bryant Riley	Director	43	2009	1,172,046	3,750	1,175,796		3.7%
Michael B. Solow	Director	51	1999	52,544	29,286	81,830		*
Michael J. Honeyman(2)	President and Chief Operating Officer	52	2010	—	—	—		*
Bruce J. Eisenberg	Executive Vice President - Real Estate	50	1995	19,924	495,000	514,924		1.6%
John J. Sullivan	Executive Vice President - Chief Financial Officer and Secretary	57	1995	114,583	495,000	609,583		1.9%
All Directors and Officers as a group (8 persons)				15,815,641	5,135,472	20,951,113		57.4%

*	Less than 1% of issued and outstanding common shares

(1)

Includes 4,025,000 shares that may be acquired within 60 days of April 30, 2010, 50,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 817,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

(2)	Mr. Honeyman was hired as President and Chief Operating Officer effective May 6, 2010. For information regarding his compensation please see the Form 8-K filed by the Company on May 10, 2010.

CORPORATE GOVERNANCE

The Board of Directors

     Meetings and Attendance

          The Board of Directors held eight meetings during the 2009 fiscal year. All of the Directors attended greater than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such Director served.

     Code of Business Ethics

          The Board of Directors has adopted a Code of Conduct applicable to the Company’s officers, employees, Directors and Consultants. The Code of Ethics is available on the Company’s website, HYPERLINK “http://www.twec.com” www.twec.com. A copy of the Code of Ethics is available in print to any stockholder who requests them, in writing to the Company’s Corporate Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY, 12203.

     Guidelines for Evaluating Independence of Directors

          A majority of the Board are independent directors in accordance with the standards of the NASDAQ Stock Market and as described below. The Nomination and Governance Committee as well as the Board annually reviews relationships that Directors may have with the Company to make a determination of whether there are any material relationships that would preclude a Director being independent.

          The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates. These guidelines are consistent with the independence requirements of the NASDAQ listing standards.

     Presiding Director

          The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors as the Board of Directors believes it is in the best interest of the Company to make that determination through an ongoing evaluation of the position and direction of the Company and the membership and composition of the Board of Directors. The current Board of Directors has determined that having the roles of Chief Executive Officer and Chairman of the Board combined is in the best interest of the Company and its’ shareholders at this time. The current Chairman and Chief Executive Officer, Robert J. Higgins, is the founder of the Company and has been the CEO for nearly 40 years. The Board of Directors believes that the current structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, and fosters greater communication between the Company’s management and the Board of Directors.

          The non-management directors annually elect one independent director to be the Presiding Director. Dr. Morone currently serves as the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

•	Call meetings of the non-management directors as he or she deems necessary;

•	Serve as liaison between the Chairman and the non-management directors;

•	Approve agendas and schedules for Board meetings;

•	Advise the Chairman of the Board’s informational needs;

•	Communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and

•	Be available for consultation and communication if requested by major stockholders.

Committees of the Board of Directors

     The Audit Committee

          The Board of Directors has an Audit Committee whose current members are: Isaac Kaufman (Chairman), Dr. Joseph Morone and Bryant Riley. These Directors are, in the opinion of the Board of Directors, “independent” (as defined under the standards of the NASDAQ Stock Market) of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. The Board of Directors has determined that Isaac Kaufman is both independent and qualified as Audit Committee financial expert as such term is defined under the rules and regulations promulgated by the Securities and Exchange Commission and applicable to this Proxy Statement. The Audit Committee held seven meetings during the 2009 fiscal year. The Audit Committee’s responsibilities consist of recommending the selection of independent accountants, reviewing the scope of the audit conducted by such accountants, as well as the audit itself, and reviewing the Company’s audit activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit B to the 2009 Proxy Statement.

     The Compensation Committee

          The Board of Directors has a Compensation Committee, consisting solely of independent Directors, whose current members are: Michael Solow (Chairman), Isaac Kaufman, Dr. Joseph Morone and Bryant Riley. The Compensation Committee held one meeting during the 2009 fiscal year. The Compensation Committee formulates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company. The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy captioned “Compensation Discussion and Analysis.” The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Appendix A hereto. A copy of the report of the compensation committee is on page 14 of this Proxy Statement.

     The Nominating and Corporate Governance Committee

          The Board of Directors has a Nominating and Corporate Governance Committee, consisting of independent Directors, whose current members are: Dr. Joseph Morone (Chairman), Isaac Kaufman, Bryant Riley, and Michael Solow. The Nominating and Corporate Governance Committee held two meetings during the 2009 fiscal year. The Nominating Committee develops qualification criteria for Board members; interviews and screens individuals qualified to become Board members in order to make recommendations to the Board; and oversees the evaluation of executive management. The Committee seeks to select a Board that is strong in its collective knowledge of and diversity of skills and experience concerning retail operations, accounting and finance, management and leadership, vision and strategy, risk assessment and corporate governance. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is attached as Appendix B hereto.

          The Nominating and Corporate Governance Committee will consider nominations submitted by Shareholders. To recommend a nominee, a Shareholder should write to the Company’s Secretary. To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its 2011 Annual Meeting of Shareholders, a Shareholder recommendation for a Director must be received by the Company’s Secretary no later than January 15, 2011. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Nominating and Corporate Governance Committee may seek additional biographical and background information from any candidate which, to be considered must be received on a timely basis.

          The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by Shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. While the Company does not have a formal diversity policy for Board of Director membership, the Nominating and Corporate Governance Committee and the Board of Directors, as a whole, seeks nominees or candidates to serve as directors that represent a variety of backgrounds and experience that will enhance the quality of the Board of Director’s deliberations and decisions. The Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills and experience in its evaluation of candidates for Board of Director membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Corporate Governance Committee did not receive any nominations from Shareholders for the 2010 Annual Meeting.

     Board’s Role in Risk Oversight

          The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Communications with the Board of Directors

          The Board has established a process for Shareholders to communicate with members of the Board. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Chairman of the Nominating and Corporate Governance Committee. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Dr. Joseph Morone
Chairman of the Nominating and Corporate Governance Committee
c/o the Company’s Secretary
Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)	Total Compensation ($)

Robert J. Higgins(1)	—	—	—	—	—	—
Isaac Kaufman	142,000	—	—	5,767	—	147,767
Dr. Joseph G. Morone	94,894	35,606	—	—	—	130,500
Bryant Riley	35,569	—	10,557	—	—	46,126
Michael B. Solow	124,014	—	—	—	—	124,014

(1)	Although Mr. Higgins also serves as a member of the Board, he does not receive any additional compensation for such service.

(2)	Fees earned reflect the amount of cash received for the annual retainer, Board and committee meeting fees and cash received in lieu of Deferred Shares.

(3)	Amounts represent the grant date fair value for 50,866 deferred shares granted to Dr. Morone in 2009.

(4)

Amounts represent the grant date fair value of 15,000 stock options granted to Mr. Riley in 2009. See Note 1 to the Consolidated Financial Statements in the Company’s 2009 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards.

(5)

Reflects an estimate of the 2009 increase in actuarial value of the Directors’ Retirement Plan benefit. The estimate was calculated by determining the difference between the normal retirement age benefit accrued as of January 31, 2009 and the normal retirement age benefit accrued as of January 30, 2010.

          Cash Compensation. Each Director who is not a salaried employee of the Company receives a $25,000 retainer per annum plus a $2,000 attendance fee for each Board meeting attended and a $1,000 attendance fee for each committee meeting attended, except that the compensation for telephone conference meetings is $1,000 and $500 for board and committee telephone conference meetings, respectively. A committee chairperson receives an additional $5,000 retainer per year and the Audit Committee chairperson receives a $15,000 annual retainer. The Company may, in its discretion, determine to pay all or a portion of any annual retainer in shares of Common Stock, in lieu of cash and to make discretionary grants of Common Stock to non employee Directors from time to time. The Company has not elected to pay the annual retainer in shares or make discretionary grants during the past three years.

          Directors Stock Option Plan. Each outside Director is entitled to participate in the Company’s 1990 Stock Option Plan for Non-Employee Directors (the “Directors Plan”). Currently, Messrs. Kaufman, Morone, and Solow participate in the Directors Plan. A total of 750,000 shares of Common Stock are reserved for issuance pursuant to non-qualified stock options (the “Director Options”) issued under such plan, and Director Options covering 90,046 shares of Common Stock have been granted and are outstanding. Directors are also eligible to receive shares from the 2005 Long Term Incentive Plan.

          An initial grant of 15,000 Director Options is made to each new Director. In addition, on or about May 1 of each year, Directors receive grants of deferred shares of Common Stock (“Deferred Shares”) under the Directors Plan representing $80,000 in market value of Common Stock as of the date of grant. The Deferred Share grants vest on the date of grant. Prior to December 31, 2008, each Director elected to either receive cash in lieu of the deferred shares, Common Stock with respect to the Deferred Shares upon grant or to defer the receipt of such Common Stock until such person is no longer a Director, except that a cash election could be made only if the Board member held 4x the value of the annual retainer ($100,000) in Common Stock, including Deferred Shares, based on the 120 day average closing price as of the prior December 1st. During Fiscal 2009, annual grants to outside Directors of 50,866 Deferred Shares were made. The Board of Directors is authorized, in its discretion, to grant additional Director Options or Common Stock awards to Directors Plan participants.

          Retirement Plan. Prior to June 1, 2003 the Company provided the Board of Directors with a noncontributory, unfunded retirement plan that paid a retired Director an annual retirement benefit equal to 60% of the annual retainer at the time of retirement plus a 3% annual increase through the final payment. Payments began at age 62 or retirement, whichever was later, and continued for 10 years or the life of the Director and his or her spouse, whichever period is shorter. Partial vesting in the retirement plan began after six years of continuous service. Participants became fully vested after 12 years of continuous service on the Board.

          As of June 1, 2003, new Directors were not covered by the retirement plan. Directors who were not yet vested in their retirement benefits at such time had the present value of benefits already accrued converted to Deferred Shares under the Directors Plan. Directors that were fully or partially vested in their retirement benefits on June 1, 2003 were given a one time election to continue to participate in the retirement program or convert the present value of benefits already accrued to Deferred Shares under the Directors Plan as of June 1, 2003. As of the completion of the last fiscal year, only Mr. Kaufman participated in the retirement plan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

          This Compensation Discussion and Analysis describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table below (who are referred to below as the “named executive officers”), the process by which such elements are determined and established by the Compensation Committee for the respective individuals and the principles and considerations underlying such determinations.

          The compensation decisions for the named executive officers relating to 2009 took into account, among other things, the Company’s unfavorable consolidated financial results and the decline in the market price of the Company’s stock. Discussions relating to the Company’s consolidated financial results and operating performance for the year are contained in the Management’s Discussion and Analysis section of the Company’s 2009 Annual Report on Form 10-K.

Compensation Objectives and Approach

          The objectives of our compensation programs are to attract, motivate, retain and reward executives and employees who will make substantial contributions toward the Company’s meeting the financial, operational and strategic objectives that we believe will build substantial value for the Company’s stockholders. In an effort to achieve these objectives, the key elements of such programs consist of base salary, annual performance-based cash bonuses and share-based compensation.

Compensation Consultant and Peer Group

          In order to assist the Compensation Committee in performing its functions, the committee engaged Frederic Cook & Co. Inc (“Cook”), an expert independent compensation consulting firm. Cook provided research, analysis and recommendations to the Compensation Committee regarding the named executive officers’, including as to both equity and non-equity compensation, based on directions provided to it by the Compensation Committee. Cook services and fees are subject to the review and approval of the Compensation Committee on an ongoing basis. Cook does not perform any services for the Company or its subsidiaries other than in its role as consultant to the Compensation Committee.

          In connection with its services, Cook assisted the Compensation Committee in establishing a peer comparator group for compensation analysis purposes. The group utilized in 2008 consisted of the following companies in the retail sector:

•	A.C. Moore Arts and Crafts	•	Fossil

•	American Greetings	•	Gander Mountain

•	Big 5 Sporting Goods	•	Genesco

•	Books-A-Million	•	Hastings Entertainment

•	Build-A-Bear Workshop	•	Hibbett Sports

•	Children’s Place	•	Jo-Ann Stores

•	Cost Plus	•	Navarre

•	Dollar Tree	•	Tuesday Morning

•	Finish Line	•	Zale

          The members of this group were recommended by Cook to the Compensation Committee based upon Cook’s review of the universe of companies in the retail sector and were selected by Cook based on such members’ market capitalizations, revenues and other financial and business characteristics it believed would make them appropriate to include in the group.

Compensation Determination Process and Considerations

          Mr. Higgins makes proposals to the Compensation Committee regarding the elements of compensation for each of the named executive officers, including his own compensation, and the Compensation Committee has full authority and discretion to accept, reject or modify these proposals. The Compensation Committee’s compensation determinations regarding the named executive officers are reviewed by the full Board. Generally, these determinations are made annually and occur at the Compensation Committee’s first regular meeting of each calendar year occurring in March, at which cash bonuses and share-based awards, if any, relating to the named executive officers’ performance during the preceding calendar year are granted, and any base salary adjustments for the current year are implemented. In preparation for these meetings, Mr. Higgins meets with the Compensation Committee Chairman to present his preliminary compensation proposals relating to the named executive officers to be addressed upon in the March meeting, based on the anticipated full-year financial results for the Company and its subsidiaries.

          The Compensation Committee reviews and approves each element of compensation of the named executive officers. In establishing the levels and components of compensation to the named executive officers, the Compensation Committee, as a threshold matter, evaluates the overall performance for the year.

          Key elements considered in the Compensation Committee’s performance evaluations include corporate performance compared to the financial, operational and strategic goals for the applicable period, the officer’s contributions to such performance and the officer’s other accomplishments for the benefit of the Company during such period. In these evaluations, the Compensation Committee does not apply rigid formulas with respect to amount of compensation paid and allocation between cash and non cash compensation or necessarily react to short-term changes in financial performance. Such evaluations also take into account the nature, scope and level of the named executive officer’s responsibilities and the officer’s level of experience, past levels of compensation and changes in such levels, tenure with the Company, other opportunities potentially available to such officer and the comparator group compensation data discussed above. In addition, the members of the Compensation Committee interact with each of the named executive officers in connection with the regular meetings of the Company’s Board of Directors, which provides the committee with an additional basis for evaluating such officer and his performance. Based on all of these general evaluative factors and the additional factors described below that vary among the named executive officers, the Compensation Committee makes its assessments and determines the components and levels of compensation for each such officer.

Cash Compensation

          The Company pays base salaries at levels it believes will attract and retain key employees and ensure that our compensation program is competitive. Base salaries for the named executive officers are established by the Compensation Committee, and reviewed by such committee for potential adjustment on an annual basis, based on the considerations described in the preceding section. The base salary amounts paid to the named executive officers during 2009 are shown in the Summary Compensation Table at page15.

          The annual incentive bonus plan, whose results are shown in the Summary Compensation Table in the Non-Equity Incentive Compensation columns, provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals, calculated as a percentage of the officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The Compensation Committee approves the target annual incentive award for the Chief Executive Officer and for each officer below the Chief Executive Officer level, bases the target on the Chief Executive Officer’s recommendations. For Fiscal 2009, two performance goals were adopted for them relating to the achievement of breakeven earnings before interest, taxes, depreciation and amortization and cash flow from operations of $46.3 million. Based on 2009 results, the Company achieved the targeted net cash flow from operations. However, the Compensation Committee exercised negative discretion with regard to the awards because a material portion of the Cash Flow From Operations resulted from an income tax refund due to a loss carry back resulting from a change in tax law after the goals were established and, without the income tax refund, the bonus would have been zero under the applicable bonus formula. Mr. Higgins did not receive a payout. Mr. Eisenberg and Mr. Sullivan each received a payout of $100,000. However, for purposes of the Company’s Supplemental Executive Retirement Plan, the bonus payment for fiscal year 2009 for Robert Higgins will be deemed to be $500,000 (two thirds of the amount earned under the applicable bonus formula prior to the exercise of negative discretion by the Compensation Committee).

          For 2010, the target bonus awards (as a percentage of base salary) will be as follows: Chief Executive Officer, 50%; Chief Operating Officer, 40%; and Executive Vice President, 25%. Depending on the achievement of the predetermined targets, the annual bonus may be less than or greater than the target bonus. Maximum payout (as a percentage of base salary) for officers is as follows: Chief Executive Officer, 125%; Chief Operating Officer and Executive Vice President, 100%.

Share-Based Compensation

     General Objectives and Overview

          As noted above, the Company believes that a component of its officers’ compensation should consist of share-based incentive compensation, which appreciates or depreciates in value in relation to the market price of our common stock. Accordingly, the Compensation Committee has in recent years made, and intends in the future continue to make, annual and other grants of share-based awards to the named executive officers and other key employees in such amounts as the Committee believes will accomplish the objectives of our compensation programs. As discussed below, the holder’s ability to realize any financial benefit from these awards typically requires the fulfillment of substantial vesting requirements that are performance contingency-related in some cases and time-related in others. Accordingly, the Company believes that these awards provide substantial benefit to the Company in creating appropriate performance incentives and in facilitating the long-term retention of employees who add significant value.

          Share-based awards to the named executive officers take two different forms: stock settled appreciation rights (referred to below as “SSARS”), and restricted share units (“Share Units”), which entitle the recipient to receive a cash payment equal to the value of such units upon the completion of a vesting period, along with dividend equivalents during the period that such units are outstanding. Such compensation is awarded under the 2005 Long Term Incentive and Share Award Plan.

     Stock Settled Appreciation Rights

          SSARS give the holder the right, generally for a period of ten years, to receive value tied to the post-grant appreciation in the value of the underlying shares subject to the award. The SSARS will provide a financial benefit to the holder only to the extent that the price of our stock increases above the exercise price and the holder remains employed during the vesting period, which is generally three years, thus providing a substantial incentive for the employee to continue employment with the Company. Employees generally forfeit any SSARSs not vested at the time that their employment terminates. In addition, the SSARSs serve to align employees’ interests with those of our stockholders by providing an incentive to make contributions that will assist in increasing the market price of our stock.

          Share Units

          Share Units give the holder the right to receive the cash equivalent of one share of Company Common Stock for each unit held and to receive dividend equivalents while the units are outstanding. As in the case of the SSARS that we grant, Share Units are subject to vesting requirements that provide the Company with benefits from the standpoint of employee retention. All of these requirements have been time-based to date, with the exception of performance based share units granted to Mr. Higgins as discussed under Employment agreements on page 16.

          2009 Grants

          The Company has generally granted share-based awards to employees at a regular time each year. These grants have been approved at the regular Compensation Committee meeting held in March, as discussed above. The Company did not award its customary annual grant in 2009 and will not award such grants in 2010.

          On October 10, 2008, the Compensation Committee of the Company approved the grant of cash-settled restricted share units under the 2005 Long Term Incentive and Share Award Plan and deferred cash grants to the named executive officers, other than Mr. Higgins. The restricted share units were granted on November 3, 2008, and 68,807 Share Units were granted with a fair market value of $150,000 on that date, based on the closing price of the Company stock. They will vest as to 50% on the second anniversary of the date of grant and as to 50% on the third anniversary, and they will be settled in cash on the date of vesting. Each of the deferred cash grants provided for a $150,000 cash payment that was paid on November 3, 2009, and $75,000 cash payments that will be payable on each of November 3, 2010 and November 3, 2011.

Retirement and Other Benefits

          The Company’s benefits program includes retirement plans and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which could interrupt the Executive Officer’s employment and/or income received as an active employee. Retirement plans, including the supplemental executive retirement plans that cover the Executive Officers, are designed to provide a competitive level of retirement income to Executive Officers and to reward them for continued service with the Company. The retirement program for Executive Officers consists of a supplemental executive retirement plan and the 401(k) plan.

          The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers the named executive officers and other officers.

Other Compensation

          The Company continues to maintain modest executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently below median competitive levels for comparable companies.

Deductibility of Compensation Expenses

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for annual compensation over $1 million for its Chief Executive Officer or any of its three other highest paid Executive Officers (other than the Chief Executive Officer and Chief Financial Officer). Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. Executive compensation is structured to avoid limitations on deductibility where this result can be achieved consistent with the Company’s compensation goals.

REPORT OF THE COMPENSATION COMMITTEE

          The Compensation Committee is responsible for the oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling this responsibility, we have reviewed and discussed with management the Compensation Analysis and Discussion set forth in this Proxy.

          Based on this review we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy for the Annual Meeting and filed with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors
Michael Solow, Chairman
Isaac Kaufman
Dr. Joseph Morone
Bryant Riley

Summary Compensation Table

          The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and two other most highly compensated Executive Officers:

Name	Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(7)	Total Compensation ($)

Robert J. Higgins	Chairman of the Board and	2009	1,000,000	—	232,315	—	—	—	178,397	1,410,712
	Chief Executive Officer	2008	1,230,769	—	—	—	—	—	185,232	1,416,001
		2007	1,250,000	—	50,000	—	—	314,015	211,838	1,825,853

James A. Litwak(6)	President and Chief	2009	450,000	—	—	—	150,000	—	—	600,000
	Operating Officer	2008	450,000	—	150,000	—	—	41,684	2,818	644,502
		2007	450,000	—	25,000	258,450	—	40,429	1,904	775,783

Bruce J. Eisenberg	Executive Vice President -	2009	355,000	100,000	—	—	150,000	126,769	—	731,769
	Real Estate	2008	355,000	—	150,000	—	—	—	—	505,000
		2007	355,000	—	25,000	172,300	—	33,030	1,904	587,234

John J. Sullivan	Executive Vice President -	2009	355,000	100,000	—	—	150,000	143,637	—	748,637
	Chief Financial Officer	2008	361,827	—	150,000	—	—	—	2,818	514,645
	and Secretary	2007	361,827	—	25,000	172,300	—	88,695	1,904	649,726

(1)	Salary represents amounts earned during fiscal year.

(2)

Amounts represent the grant date fair value relating to Share Units and restricted shares awarded to the respective named executive officers during 2009, 2008 and 2007, respectively. Effective March 26, 2009, Mr. Higgins was granted 279,898 performance based restricted stock units. The restricted stock units did not vest and were forfeited. Effective on November 3, 2008, 68,807 Share Units were awarded to Mr. Litwak, Mr. Eisenberg and Mr. Sullivan. Effective on May 1, 2007, 9,091 restricted shares were awarded to Mr. Higgins, and 4,545 restricted shares were awarded to Mr. Litwak, Mr. Eisenberg and Mr. Sullivan. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards.

(3)

Amounts represent the grant date fair value relating to SSARS granted to the respective executives in 2007. See Note 1 to the Consolidated Financial Statements in the Company’s 2009 Annual Report on Form 10-K for the assumptions made in determining values. Effective May 1, 2007, 50,000 SSARS were awarded to Mr. Eisenberg and Mr. Sullivan and 75,000 SSARS were awarded to Mr. Litwak. No grants of options or SSARS were made in 2008 or 2009. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards.

(4)

Amounts represent deferred cash grants made in fiscal 2008 to the named executive officers, other than Mr. Higgins. Each of the deferred cash grants provided for a $150,000 cash payment that was paid on November 3, 2009, and $75,000 cash payments that will be payable on each of November 3, 2010 and November 3, 2011.

(5)

Increase in Actuarial Value of Defined Benefit Pension: Includes an estimate of the 2009 increase in actuarial value of the named Executive Officers’ defined benefit pension plan benefit. These estimates were calculated by first determining the difference between the normal retirement age benefit accrued as of January 31, 2009 and the normal retirement age benefit accrued as of January 30, 2010. The present value of accumulated retirement benefits for Mr. Higgins decreased from January 31, 2009 to January 31, 2010. The amount of the decrease was $1,378,717.

(6)	Mr. Litwak left the Company effective February 16, 2010.

(7)	Includes the following payments made by the Company to the named executive officers

Name	Year	Perquisites and Other Personnel Benefits ($)(1)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(K) Plans ($)	Severance Payments/ Accruals ($)	Change in Control Payments/ Accruals ($)	Total ($)

Robert J. Higgins	2009	28,397	—	150,000	—	—	—	178,397
	2008	32,991	—	150,000	2,241	—	—	185,232
	2007	59,934	—	150,000	1,904	—	—	211,838

James A. Litwak	2009	—	—	—	—	—	—	—
	2008	—	—	—	2,818	—	—	2,818
	2007	—	—	—	1,904	—	—	1,904

Bruce J. Eisenberg	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—
	2007	—	—	—	1,904	—	—	1,904

John J. Sullivan	2009	—	—	—	—	—	—	—
	2008	—	—	—	2,818	—	—	2,818
	2007	—	—	—	1,904	—	—	1,904

(1)

Perquisites for the Named Executive Officer include club dues ($5,397) and fees paid for a personal assistant ($23,000). The cost of perquisites was determined on the basis of aggregate incremental cost to the Company.

Employment Agreement

          On December 26, 2008, the Company entered into a new employment agreement Mr. Higgins pursuant to which Mr. Higgins will continue to serve as Chief Executive Officer of the Company. The agreement, which was effective December 31, 2008, replaces the prior employment agreement between Mr. Higgins and the Company dated as of May 1, 2003, the term of which expired on April 30, 2008. The term of the new agreement expires on December 31, 2011, unless earlier terminated in accordance with its terms. The term is subject to automatic one year extensions starting on the second anniversary of the effective date unless prior written notice is given by the Mr. Higgins or the Company.

          Under the agreement, Mr. Higgins will receive an annual base salary of $1,000,000 (or such larger amount as the Company’s Board of Directors may determine from time to time). Under the Agreement Mr. Higgins will be eligible for bonuses under the Company’s executive bonus plan, under which Mr. Higgins will have an annual bonus opportunity of zero to 200% of his base salary based on the achievement of certain performance criteria as approved by the Board of Directors or Compensation Committee. He is entitled to participate in all incentive, savings, retirement, welfare and such other employee benefit programs as are generally in effect for the Company’s executive employees and is also entitled to reimbursement for or payment of certain travel and other expenses. The agreement provides for the award of performance based restricted stock units which will have a fair market value on the date of grant equal to $1,100,000. For 2009, 279,898 units were granted with a fair market value of $232,315. Based on the Company performance for 2009, the performance targets were met to vest 75% of the units. However, the Compensation Committee exercised negative discretion and the units did not vest and were cancelled. For 2010, the number of units that will vest and the value of such units will depend on the Company achieving certain goals set by the Board and the stock price on the date of vesting.

          Mr. Higgins has agreed to certain confidentiality, non-competition and non-solicitation provisions. In addition, he shall be entitled to gross-up payments in the event excise taxes on payments or benefits made to him are imposed under Section 4999 of the Internal Revenue Code or any similar state or local tax law. The agreement also provides for indemnification during the contract period and for a period of five years thereafter.

Grants of Equity and Incentive Plan-Based Awards

          The following table provides information Share Units granted and annual incentive bonus plan awards, as applicable, to the named executive officers during the year ended January 30, 2010:

					All Other Stock Awards; Number of Shares of Stock (#) (3)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Robert J. Higgins	3/26/2009	1,000,000	1,500,000	2,000,000	279,898	—	—	232,315

James A. Litwak(2)	3/26/2009	315,000	495,000	630,000	—	—	—	—

Bruce J. Eisenberg	3/26/2009	195,250	328,375	390,500	—	—	—	—

John J. Sullivan	3/26/2009	195,250	328,375	390,500	—	—	—	—

(1)

The amounts indicated reflect the possible payouts for the 2009 annual incentive bonus plan. 75% of the incentive plan awards for 2009 were based on achieving net cash flow from operations of $46.3 million and 25% was based on achieving breakeven EBITDA. Based on 2009 results, the Company achieved the targeted net cash flow from operations. However, the Compensation Committee exercised negative discretion with regards to the awards and Mr. Higgins did not receive a payout and Mr. Eisenberg and Mr. Sullivan each received a payout of $100,000.

(2)	Mr. Litwak left the Company effective February 16, 2010 and was not eligible to receive a payout.

(3)	The amount represents performance based restricted stock units granted in 2009. Based on 2009 results, the performance targets were not met and none of the units vested.

Outstanding Equity Awards at Fiscal Year-end

          The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of January 30, 2010.

			Option Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Robert J. Higgins	5/1/2000		500,000	—	10.88	5/1/2010
	5/1/2001		500,000	—	8.95	5/1/2011
	5/1/2002		550,000	—	8.02	5/1/2012
	5/1/2003		1,000,000	—	3.50	5/1/2013
	4/30/2004		550,000	—	10.31	4/30/2014
	5/2/2005		475,000	—	14.32	5/2/2015
	5/1/2006	(1)	225,000	225,000	5.32	5/1/2016

James A. Litwak	10/24/2005		300,000	—	7.10	10/24/2015
	5/1/2007	(1)	—	75,000	5.50	5/1/2017
	11/3/2008	(2)	—	—	—	—	68,807	89,449

Bruce J. Eisenberg	5/1/2000		50,000	—	10.88	5/1/2010
	5/1/2001		50,000	—	8.95	5/1/2011
	5/1/2002		60,000	—	8.02	5/1/2012
	5/1/2003		150,000	—	3.50	5/1/2013
	4/30/2004		60,000	—	10.31	4/30/2014
	5/2/2005		50,000	—	14.32	5/2/2015
	5/1/2006		50,000	—	5.32	5/1/2016
	5/1/2007	(1)	—	50,000	5.50	5/1/2017
	11/3/2008	(2)	—	—	—	—	68,807	89,449

John J. Sullivan	5/1/2000		50,000	—	10.88	5/1/2010
	5/1/2001		50,000	—	8.95	5/1/2011
	5/1/2002		60,000	—	8.02	5/1/2012
	5/1/2003		150,000	—	3.50	5/1/2013
	4/30/2004		60,000	—	10.31	4/30/2014
	5/2/2005		50,000	—	14.32	5/2/2015
	5/1/2006		50,000	—	5.32	5/1/2016
	5/1/2007	(1)	—	50,000	5.50	5/1/2017
	11/3/2008	(2)	—	—	—	—	68,807	89,449

(1)	Represents SSARS which vest 50% after three years of grant and 50% after four years of grant.

(2)	Represents Share Units which vest 50% two years after grant and 50% three years after grant.

Fiscal 2009 Option Exercises and Stock Vested

          The following table summarizes options exercised and stock awards that vested during the last completed fiscal year.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Robert J. Higgins	—	—	4,546	3,182
James A. Litwak	—	—	2,272	1,590
Bruce J. Eisenberg	—	—	2,272	1,590
John J. Sullivan	—	—	2,272	1,590

(1)	Represents the vesting of restricted shares granted on 5/1/2007. The value realized is based on the closing price on the vesting date.

Pension Benefits

          The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for certain Executive Officers of the Company. The SERP, which is a nonqualified plan, provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. The annual benefit amount is equal to 50% of the average of the participant’s base compensation for the five years prior to retirement plus the average of the three largest bonus payments for the last five years prior to retirement, to the extent vested. For purposes of the SERP, the bonus payment for fiscal year 2009 for Robert Higgins will be deemed to be $500,000. Participants vest 35% after 10 years, 75% after 20 years and 100% after 20 years of service and retirement at the age of 65. Payments are made in equal installments over 20 years. The Company has established a Rabbi Trust whose purpose is to be a source of funds to pay benefits to participants in the SERP. As of January 30, 2010, total assets related to the Rabbi Trust were $4.8 million related to the cash surrender value of trust owned life insurance policies. The following table illustrates pension benefits accrued under the Supplemental Executive Retirement Plan:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Robert J. Higgins	Supplemental Executive Retirement Plan	37	7,240,740	—
Bruce J. Eisenberg	Supplemental Executive Retirement Plan	16	542,107	—
John J. Sullivan	Supplemental Executive Retirement Plan	18	922,497	—

(1)

The amounts shown in this column are based on the same assumptions used in preparation of the Company’s 2009 Consolidated Financial Statements, which are described in Notes 1 and 7 to the Company’s 2009 Consolidated Financial Statements.

Potential Payments Upon Termination or Change of Control

          The following table illustrates potential payments upon termination or change of control as of January 30, 2010:

		Involuntary				Change of Control(5)

	Voluntary	For Cause	W/O Cause	Death	Disability

Retirement Benefits(1)
Mr. Higgins	—	—	—	—	—	—
Mr. Litwak	—	—	—	—	—	—
Mr. Eisenberg	—	—	—	361,404	361,404	361,404
Mr. Sullivan	—	—	—	444,165	444,165	444,165
Equity(2)
Mr. Higgins	—	—	—	—	—	—
Mr. Litwak	—	—	—	—	—	—
Mr. Eisenberg	—	—	—	89,449	89,449	89,449
Mr. Sullivan	—	—	—	89,449	89,449	89,449
Severance Benefits
Mr. Higgins(3)	—	—	3,833,333	—	1,000,000	—
Mr. Litwak(4)	—	—	—	—	—	—
Mr. Eisenberg(4)	—	—	109,231	109,231	109,231	—
Mr. Sullivan(4)	—	—	129,712	129,712	129,712	—
Health and Welfare Benefits(6)
Mr. Higgins	—	—	8,395	—	8,395	8,395
Mr. Litwak	—	—	—	—	—	—
Mr. Eisenberg	—	—	1,460	1,460	1,460	1,460
Mr. Sullivan	—	—	1,734	1,734	1,734	1,734

(1)

Under provisions of the Trans World Entertainment Supplemental Executive Retirement Plan, a participant would be fully vested in their pension benefit in the event of death, disability or of a change in control of the Company. The estimated present value of the accelerated vesting due to the death, disability or change in control provisions as presented are as of 1/30/2010. Additionally, all benefits under the Supplemental Executive Retirement Plan will be forfeited in the event of any of the following: competitive conduct during the 5 years following termination of employment or at any time while in receipt of benefits; solicitation for employment or employment of company employees during the 5 years following termination or at any time while in receipt of benefits (this clause is waived in the event of a change in control); disclosure of confidential information; or termination for cause.

(2)	Value as of January 30, 2010 of unvested equity awards. These awards vest pursuant the terms of the 2005 Long Term Incentive Plan and applicable award agreement.

(3)	Severance provisions as provided by Mr. Higgins employment agreement, as described below.

(4)	Severance provisions as provided by the Company’s severance guidelines, as described below.

(5)	Severance payments are not triggered by a change of control. Severance amounts for termination following a change in control are the same as for terminations absent a change in control.

(6)	Anticipated costs of continuing life insurance, disability, medical, dental and hospitalization benefits for estimated severance period.

Severance

          Other than the employment agreement entered into between the Company and Mr. Higgins, the Company has not entered into any agreements with the named executive officers which provide severance or other benefits upon a termination of employment or a change of control.

          Mr. Higgins’ employment agreement provides that, in the event of his termination by reason of death or disability (as defined in the agreement), the executive (or in the case of death, the executive’s spouse or estate) shall be entitled to receive: (i) earned but unpaid base salary; (ii) reimbursement for expenses incurred prior to termination; (iii) payment for accrued but unused vacation; and (iv) the annual bonus for the fiscal year of termination in an amount determined by the Compensation Committee based on the achievement of performance goals for the fiscal year but pro-rated to reflect the number of days in the fiscal year through the date of termination. Following a termination by reason of disability, the he will also receive an amount equal to two times his base salary for the period from the date of termination through the six month anniversary of the date of termination.

          In the event of his termination by the Company for cause (as defined in the agreement) or by the executive for any reason other than good reason (as defined in the agreement), the Company’s remaining obligations under the agreement shall terminate.

          In the event of his termination by the Company for any reason other than cause, death or disability or by the executive for good reason, Mr. Higgins shall be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; (ii) reimbursement for expenses incurred prior to termination; and (iii) an amount equal to two times his base salary for the period from the date of termination until the latest of (A) the third anniversary of the effective date of the agreement, (B) the end of the contract period or (C) one year after the date of termination. In addition, the Mr. Higgins (and his dependants) will be entitled to continue participation in the Company’s medical, dental and vision care plans until the latest of (x) the third anniversary of the effective date; (y) the end of the contract period or (z) one year after the date of termination, provided, however, that such participation shall cease on any earlier date that Mr. Higgins becomes eligible for substantially similar benefits from a subsequent employer.

          The Company has severance guidelines that are applicable to Officers, including Executive Officers, who are not party to an employment agreement. Under those guidelines, which are subject to review and amendment by the Committee from time to time, an Officer whose employment is terminated by the Company as a result of a reduction in force, position elimination or a failure to keep pace with the strategic demands of his or her position and who executes a release in the form requested by the Company is generally entitled to continue to receive one week of salary continuation, and continued participation in other benefit plans, for each year of service, with a minimum of 13 weeks and a maximum of 26 weeks for Vice President level officers.

Compensation Committee Interlocks and Insider Participation

          There were no Compensation Committee interlocks during fiscal 2009. None of the Committee’s members was an officer or employee of the Company, a former officer of the Company, or a party to any relationship requiring disclosure under Item 404 of Regulation S-K.

RELATED PARTY TRANSACTIONS

          The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from Robert J. Higgins, its Chairman, Chief Executive Officer and largest shareholder, under three capital leases that expire in the year 2015. The original distribution center/office facility was occupied in 1985.

          Under the three capital leases, dated April 1, 1985, November 1, 1989 and September 1, 1998, the Company paid Mr. Higgins an annual aggregate rent of $2.1 million in 2009. Pursuant to the terms of the lease agreements, effective January 1, 2002 and every two years thereafter, rental payments will increase in accordance with the biennial increase in the Consumer Price Index. Under the terms of the lease agreements, the Company is responsible for property taxes, insurance and other operating costs with respect to the premises. Mr. Higgins’ obligation for principal and interest on his underlying indebtedness relating to the real property is approximately $1.1 million per year. None of the leases contain any real property purchase options at the expiration of its term.

          The Company leases one of its retail stores from Mr. Higgins under an operating lease. Annual rental payments under this lease were $40,000 in 2009. Under the terms of the lease, the Company pays property taxes, maintenance and a contingent rental if a specified sales level is achieved. Total additional charges for the store, including contingent rent, were approximately $6,800 in 2009.

          The Company occasionally utilizes privately chartered aircraft owned or partially owned by Mr. Higgins, for Company business. The Company charters an aircraft from Richmor Aviation, an unaffiliated corporation that leases an aircraft owned by Mr. Higgins, for Company business. Payments to Richmor Aviation, to charter the aircraft owned by Mr. Higgins, in 2009 were $94,000.

          Mark Higgins, the son of Robert J. Higgins was employed with the Company as Vice President — Merchandising Video, Video Games, Electronics and Accessories. During 2009, Mark Higgins received $237,000 in cash compensation.

          The Board has assigned responsibility for reviewing related party transactions to its Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any Director or Officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. The Audit Committee reports to the Board, for its review, on all related party transactions considered. The transactions that were entered into with an “interested Director” were approved by a majority of disinterested Directors of the Board of Directors, either by the Audit Committee or at a meeting of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 generally requires the Company’s Directors, Executive Officers and persons who own more than ten percent of the registered class of the Company’s equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, Directors, and greater than ten percent stockholders were complied with.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements with the Company’s Management and its independent accountants, KPMG LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed under professional standards. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence

Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of such independent accounting firm. The Committee has also considered whether the independent accountants’ provision of information technology and other non-audit services to the Company is compatible with the accountants’ independence.

          The Audit Committee also discussed with the Company’s internal auditors and with KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting. Based on its review and discussions referred to above, The Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 30, 2010 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended January 30, 2010.

Audit Committee of the Board of Directors
Isaac Kaufman (Chairman)
Dr. Joseph Morone
Bryant Riley

OTHER MATTERS

          Other Items. Management knows of no other items or matters that are expected to be presented for consideration at the meeting. If other matters properly come before the meeting, however, the persons named in the accompanying proxy intend to vote thereon in their discretion.

          Proxy Solicitation. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, Directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

          Independent Accountants. The Board of Directors currently intends to select KPMG LLP as independent accountants for the Company for the fiscal year ending January 29, 2011. KPMG LLP has acted as accountants for the Company since 1994, when it purchased the Albany practice of Ernst & Young, the Company’s accountants since 1985. Representatives of KPMG LLP will be present at the Annual Meeting and available to make statements to and respond to appropriate questions of shareholders.

          The appointment of independent accountants is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants.

          Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with KPMG LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving KPMG LLP and any proceedings by the Securities and Exchange Commission (the “SEC”) against the firm. In this respect, the Audit Committee has concluded that the ability of KPMG LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation. The following is a description of the fees billed to the Company by KPMG LLP for fiscal years 2009 and 2008.

          Audit Fees. Audit fees include fees paid by the Company to KPMG LLP in connection with the annual audit of the Company’s consolidated financial statements and KPMG LLP’s review of the Company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by independent accountants. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to the Company’s regulatory filings. The aggregate fees billed to the Company by KPMG LLP for audit services rendered to the Company and its subsidiaries for fiscal years 2009 and 2008 totaled $595,000 and $740,000, respectively.

          Audit Related Fees. Audit related services include due diligence and audit services related to employee benefit plan audits and certain attest services. The aggregate fees billed to the Company by KPMG LLP for audit related services rendered to the Company and its subsidiaries for fiscal years 2009 and 2008 totaled $28,000 and $19,500, respectively.

          Tax fees. Tax fees include corporate tax compliance and counsel and advisory services. Deloitte and Touche LLP was the Company’s primary tax advisor in 2009. KPMG didn’t receive any fees for tax services in the last two years.

          Each year, the Company reviews its existing practices regarding the use of its independent accountants to provide non-audit and consulting services, to ensure compliance with recent SEC proposals. The Company has a policy which provides that the Company’s independent accountants may provide certain non-audit services which do not impair the accountants’ independence. In that regard, the Audit Committee must pre-approve all audit services provided to the Company, as well as non-audit services provided by the Company’s independent accountants. This policy is administered by the Company’s senior financial management, which reports throughout the year to the Audit Committee.

          Financial Statements. The Company’s 2009 Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended January 30, 2010 is being sent concurrently to shareholders. If you have not received or had access to the 2009 Annual Report to Shareholders, you may request a copy by writing to: Trans World Entertainment Corporation, Attention: Treasurer, 38 Corporate Circle, Albany, NY 12203, and a copy will be sent to you free of charge.

SUBMISSION OF SHAREHOLDER PROPOSALS

          Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2011 must submit the same in writing so as to be received at the executive offices of the Company on or before January 15, 2011. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders’ proposals. Proposals should be addressed to John J. Sullivan, Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203. No such proposals were received with respect to the Annual Meeting scheduled for June 16, 2010.

By Order of the Board of Directors,

John J. Sullivan,
Secretary

May 19, 2010

APPENDIX A

TRANS WORLD ENTERTAINMENT CORPORATION
CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

A. FORMATION OF THE COMPENSATION COMMITTEE

          There shall be a committee of the Board of Directors (the “Board”) of Trans World Entertainment Corporation, a New York corporation (the “Company”) to be known as the “Compensation Committee” (the “Committee”). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member. Without limiting the generality of the preceding sentence, the directors appointed to the Committee shall satisfy the independence requirements of the NASDAQ National Market, shall not be an affiliated person of the issuer or any subsidiary as defined under the Sarbanes-Oxley Act of 2002 and, if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986. The Committee shall consist of no fewer than three independent directors, for a term of appointment at the discretion of the Board of Directors, considering the recommendation of the Nominating & Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate, usually for one year. The members of the Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Committee. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements and any other corporate legislation in effect at that time. Except as expressly provided in this Charter or the by-laws of the Company, the Committee shall fix its own rules of procedure.

B. RESPONSIBILITIES OF THE COMMITTEE

          The Committee shall:

(a)	discharge the Board’s responsibilities relating to compensation of the Company’s executives and

(b)	prepare an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

C. DUTIES OF THE COMMITTEE

          In carrying out its responsibilities, the Committee shall:

          1. Review and approve all executive compensation. The Committee shall review and approve corporate goals and objectives relevant to all executive officer compensation, evaluate each executive officer’s performance in light of those goals and objectives, and set the executive compensation level based on this evaluation. In determining the long-term incentive component of executive officers compensation, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the Company’s executive officers in past years.

          2. Annual Review. The Committee shall annually review and make recommendations to the Board with respect to the compensation of all officers and other key executives.

          3. Recommendations to the Board. The Committee shall make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

          4. Authority to retain consultants. The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive

A-1

Officer or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms.

          5. Authorize and oversee independent counsel. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors as deemed necessary or appropriate.

          6. Administer awards and incentives. The Committee shall adopt, administer, approve and ratify awards under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

          7. Periodic reports. The Committee shall make periodic reports to the Board.

          8. Review of Charter. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

          9. Review Committee performance. The Committee shall annually review its own performance.

          10. Delegation of authority. The Committee may form and delegate authority to subcommittees when appropriate.

          11. Review overall compensation for officer employees. The Committee shall review the overall compensation structure of the Company to determine that it establishes appropriate incentives for officer employees at all levels. All incentives, while industry-dependent and different for different categories of officers should further the Company’s long-term strategic plan and be consistent with the culture of the Company and the overall goal of enhancing shareholder value.

March 2010

A-2

APPENDIX B

TRANS WORLD ENTERTAINMENT CORPORATION
CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THE
BOARD OF DIRECTORS

A. FORMATION OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

          There shall be a committee of the Board of Directors (the “Board”) of Trans World Entertainment Corporation, a New York corporation (the “Company”), to be known as the “Nominating and Corporate Governance Committee” (the “Committee”). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member. Without limiting the generality of the preceding sentence, the directors appointed to the Committee shall satisfy the independence requirements of the NASDAQ National Market and shall not be an affiliated person of the issuer or any subsidiary as defined under the Sarbanes-Oxley Act of 2002. The Committee shall consist of no fewer than three independent directors, for a term of appointment at the discretion of the Board of Directors, considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate, usually for one year. The members of the Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Committee. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements and any other corporate legislation in effect at that time. The Committee may form and delegate authority to subcommittees when appropriate, and shall meet as necessary, but at least once each year, in order to enable it to fulfill its responsibilities and duties as set forth herein. Except as expressly provided in this Charter, the bylaws of the Company and any applicable corporate governance guidelines of the Company, the Committee shall fix its own rules of procedure.

B. RESPONSIBILITIES OF THE COMMITTEE

          The Committee shall (1) assist the Board in identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders; (2) recommend members of the Board to serve on the committees of the Board; (3) recommend to the Board individuals qualified to be elected as officers of the Company; (4) recommend to the Board the corporate governance and business ethics policies, principles, guidelines and codes of conduct applicable to the Company; and (5) lead the Board in its annual review of the Board’s performance.

C. DUTIES OF THE COMMITTEE

          NOMINATING. The Committee shall:

•

Develop policies on the size and composition of the Board and qualification criteria, as prescribed by corporate legislation and NASDAQ rules, for Board members in order to insure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company and who have sufficient time available to devote to the affairs of the Company;

•	Actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board;

•

Receive suggestions concerning possible candidates for election to the Board, including self-nominations, nominations from shareholders in accordance with the Company’s by-laws and other third-party nominations;

•	Recommend to the Board individuals for vacancies occurring from time to time on the Board, including vacancies resulting from an increase in the size of the Board;

B-1

•	Recommend the slate of nominees to be proposed for election at each annual meeting of shareholders;

•	Recommend members of the Board to serve on the committees of the Board; and

•	Recommend to the Board individuals qualified to be elected as officers of the Company.

CORPORATE GOVERNANCE. The Committee shall:

•

Develop and recommend to the Board a set of corporate governance and business ethics policies, principles, guidelines and codes of conduct applicable to the Company and its directors, officers and employees;

•

Review and reassess at least annually the adequacy of the Company’s corporate governance and business ethics policies, principles, guidelines and codes of conduct in light of emerging issues and developments related to corporate governance and other factors and formulate and recommend any proposed changes to the Board for approval;

•	Generally advise the Board as a whole on corporate governance matters;

•	Review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval;

•	Annually review its own performance; and

•	Review and assess the management succession plan for the Chief Executive Officer position.

OTHER. The Committee shall have the authority to:

•	Request reports from internal or external sources on matters related to its authority and duties as described in this Charter and on any subject that it deems related to its responsibilities;

•	Retain and terminate any search firm to be used to identify director or officer candidates and to approve the search firm’s fees and other retention terms;

•	Receive communications from shareholders and provide copies or summaries of such communications to the other Directors, as the Chairman of the Committee considers appropriate;

•

Retain and terminate outside accountants, legal counsel and other advisors to advise the Committee with respect to Committee matters as it may deem appropriate in its sole discretion and approve related fees and retention terms; and

•	Perform such other activities as the Committee or the Board may from time to time deem necessary or appropriate.

D. PROCEDURE FOR SHAREHOLDER NOMINATIONS

          The Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder must write to the Company’s Secretary. To be considered by the Committee for nomination and inclusion in the Company’s proxy statement for its annual meeting of shareholders, a shareholder recommendation for a director must be received by the Company’s Secretary no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Committee.

          Assuming the appropriate biographical and background material is provided for candidates submitted by shareholders, the Committee will evaluate those candidates by applying substantially the same criteria, as for candidates submitted by Board members.

March 2010

B-2

Trans World Entertainment Corporation

WO#
74082
	▼	FOLD AND DETACH HERE	▼

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Item 1.
	FOR	WITHHELD FOR ALL	*EXCEPTIONS

Item 1 - ELECTION OF DIRECTORS	☐	☐	☐	Item 2 -	In their discretion, the Proxies are authorized to vote upon all other matters that properly may be presented at the meeting.
Nominees:
01 Robert J. Higgins
02 Joseph G. Morone

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions _________________________________________________________

Plan to Attend Meeting	☐

Mark Here for ☐
Address Change
or Comments
SEE REVERSE

NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ___________________________________________ Signature _______________________________________ Date ______________

You can now access your Trans World Entertainment, account online.

Access your Trans World Entertainment, account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Trans World Entertainment, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/twmc

▼ FOLD AND DETACH HERE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TRANS WORLD ENTERTAINMENT CORPORATION

     The undersigned hereby appoints Robert J. Higgins and John J. Sullivan to be its proxies (the “Proxies”), with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse hereof, all the shares of stock of Trans World Entertainment Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 16, 2010 or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL NOT BE VOTED “FOR” ITEM 1. SAID ITEMS BEING FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING DATED MAY 19, 2010, AND THE ACCOMPANYING PROXY STATEMENT RECEIPT OF WHICH ARE ACKNOWLEDGED.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO#
74082